SWH S.W. Hatfield, CPA
certified public accountants

January 28, 2004

Board of Directors and/or Audit Committee
i/c/o Mr. Timothy Cammel, President and Mr. Kevin Johnson, CEO
Snap2 Corporation
6767 West Tropicana Avenue, Suite 203
Las Vegas NV 89103

Gentlemen:

We are currently the auditor of record for Snap2 Corporation (Company).

At the current time, we have no contact with members of the Company’s management since May 2003 and we have not had our inquiries to Mr. James N. Barber, the Company’s legal counsel since May 2003, returned in the past 90 days.

We wish to bring the following matters to your attention to your Fiscal 2004 filings with the U.S. Securities and Exchange Commission:

  The December 31, 2002 form 10-QSB was prepared by the accounting firm of Larson Watson Bartling & Juffer LLP of West Des Moines, Iowa 60266.  This firm was a shareholder in the Company and it was represented to us during the audit of the Company’s September 30, 2002 financials that they were providing CFO/accounting oversight services.  This document was filed by the Company without our review pursuant to Release 34-542266.  Further, none of our requests for documentation or responses to our review inquires to facilitate a review by us were complied with.  Also, pursuant to Release 34-42266, no mention of the lack of review by our firm of the December 31, 2002 filing was made in the document, as required.

  The March 31, 2003 Form 10-QSB was prepared and filed by current management.  We note that we did not review this document pursuant to Release 34-42266 and no mention of this fact was made in the document as required by Release 34-42266.  Additionally, due to a change in control in May 2003, the Company sold all business operations back to then-controlling shareholders for the assumption of debts required to those operations.  Pursuant to FASB Accounting Standards, Current Text Section 113, the Company was obligated to adopt the reporting requirements of these pronouncements on discontinued operations in its financial statements contained in the March 31, 2003 Form 10-QSB do not comply with the required reporting for discontinued operations.

  The June 30, 2003 Form 10-QSB was prepared by and filed by current management.  We not that we did not review this document pursuant to Release 34-42266 and no mention of this fact was made in the document as required by Release 34-42266.

214.342.9635
800.244.0639
f: 214-342-9601
swhcpa@aol.com

P.O. Box 820395
Dallas, Texas 75382-0395
9002 Green Oaks Circle
2nd Floor
Dallas, Texas 75243-7212

Board of Directors and/or Audit Committee
i/c/o Mr. Timothy Cammel, President and Mr. Kevin Johnson, CEO
Snap2 Corporation
January 28, 2004

Additionally, due to a change in control in May 2003, the Company sold all business operations back to then-controlling shareholders for the assumption of debts related to those operations.  Pursuant to FASB Acounting Standards, Current Text Section 113, the Company was obligated to adopt the reporting requirements of these pronouncements on discontinued operations in its financial statements as of the effective date of the change in control.  In our opinion, the Company’s financial statements contained in the June 30, 2003 Form 10-QSB do not comply with the required reporting for discontinued operations.

  In November 2003, the Company’s management filed a Form 12b-25, Notice of Late Filing for a September 30, 2003 Form 10-QSB.  As the Company’s year-end is September 30, 2003, the Company had a Form 10-KSB for the year ended September 30, 2003 to be filed by December 30, 2003.  The November 2003 Notice of Late File was totally incorrect.

  The Company is delinquent in filing it’s Form 10-KSB for the year ended September 30, 2003 and did not file the requisite Form 12b-25, Notice of Late Filing nor did management contact us to either schedule the audit of the Company’s financial statements for the year ended September 30, 2003 or for the required exhibit letter to be attached to Form 12b-25.

Accordingly, we hereby resign as the Independent certified accounting firm for Snap2 Corporation, effective immediately.

Further, by copy of this letter to the U.S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between Snap2 Corporation (SEC File #1079287) has ceased.

Please provide us with a copy of the required Form 8-K filing, due to the U.S. Securities and Exchange Commission within five (5) working days of this letter, for our review and appropriate response in Exhibit 16.1 of said Form 8-K filing.

Yours truly,

S. W. HATFIELD, CPA

/s/ Scott W. Hatfield, CPA

SWH/

cc:           Office of the Chief Accountant
                SECPS Letter File
                Securities and Exchange Commission
                Mail Stop 9-5
                450 Fifth Street, NW
                Washington, DC 20549